EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter and Full Year 2020 Financial Results and 2021 Guidance

•Net sales of $2.7 billion for 2020 and $0.6 billion for the fourth quarter
•Net income per share of $3.73 for 2020 and $1.08 for the fourth quarter
•Year-end 2020 cash, restricted cash, and marketable securities of $1.8 billion; net cash of $1.5 billion
•5.5 GWDC of 2020 net bookings; 3.3 GWDC since third quarter earnings call
•2021 net sales guidance of $2.85 billion to $3.0 billion
•2021 EPS guidance of $4.05 to $4.75
•Year-end 2021 net cash guidance of $1.8 billion to $1.9 billion

TEMPE, Ariz., February 25, 2021 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the fourth quarter and year ended December 31, 2020. Net sales for the fourth quarter were $0.6 billion, a decrease of $0.3 billion from the prior quarter. The decrease was primarily a result of higher international project sales in the third quarter, which were partially offset by increased module sales in the fourth quarter.

The Company reported fourth quarter net income per share of $1.08, and full year net income per share of $3.73.

Cash, restricted cash, and marketable securities at the end of the fourth quarter increased to $1.8 billion from $1.7 billion at the end of the prior quarter. The increase was primarily a result of module segment operating cash flows, which were partially offset by capital expenditures and operating expenses.

“Although 2020 was a very challenging year, I’m proud of the way our team responded,” said Mark Widmar, CEO of First Solar. “Despite continued intense competition across the crystalline PV supply chain, and unforeseen challenges related to the pandemic, we are pleased with our financial and operational results in 2020. The momentum that we cultivated in 2020 has continued in 2021 with year-to-date bookings of 1.9 GW.”

Forecasted net sales for 2021 are $2.85 billion to $3.0 billion, which includes $2.45 billion to $2.55 billion of module segment net sales. Operating income is forecasted to be $545 million to $640 million, which includes ramp expense of $5 million to $10 million, production start-up expense of $15 million to $20 million, underutilization losses related to factory upgrades of $40 million, and a pre-tax gain related to the sales of the U.S. project development and North American O&M businesses of approximately $140 million. Forecasted net income per share is $4.05 to $4.75. The year-end 2021 ending net cash balance is projected to be in the range of $1.8 billion to $1.9 billion. The complete 2021 guidance is as follows:

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2021 Guidance
Net Sales	$2.85B to $3.0B
Gross Margin (1)	$710M to $775M
Operating Expenses (2)	$285M to $300M
Operating Income (3)(4)	$545M to $640M
Earnings per Share	$4.05 to $4.75
Net Cash Balance (5)	$1.8B to $1.9B
Capital Expenditures	$425M to $475M
Shipments	7.8GW to 8.0GW
——————————
(1)Includes $5 million to $10 million of ramp expense and $40 million of underutilization losses
(2)Includes $15 million to $20 million of production start-up expense
(3)Includes $60 million to $70 million of ramp expense, production start-up expense, and underutilization losses
(4)Includes an approximately $140 million pre-tax gain related to the sales of the U.S. project development and North American O&M businesses
(5)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2021

“Since our company’s founding over 20 years ago, the PV industry has been through periods of rapid growth, declining costs, and technology evolutions,” said Mark Widmar, CEO of First Solar. “As one of the few solar companies that both entered and exited this last decade, and the only U.S. headquartered company among the ten largest PV module manufacturers globally, we have continued to adapt our business model to remain competitive and differentiated in a constantly evolving market. As we look into the future, our pace of technological innovation will be critical to our competitive strength, enabling us to leverage our points of differentiation and capture compelling value for our technology.”

Conference Call Details

First Solar has scheduled a conference call for today, February 25, 2021 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s 2021 guidance.

An audio replay of the conference call will be available through Thursday, March 11, 2021 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States, or +1 (416) 621-4642 if you are calling from outside the United States, and entering the replay pass code 1671209. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar solutions which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy solutions protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

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For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2021, net sales, gross margin, operating expenses, operating income, net income per share, earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2021. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,227,002	$1,352,741
Marketable securities (amortized cost of $519,844 and allowance for credit losses of $121 at December 31, 2020)	520,066	811,506
Accounts receivable trade	269,095	476,425
Less: allowance for credit losses	(3,009)	(1,386)
Accounts receivable trade, net	266,086	475,039
Accounts receivable, unbilled and retainage	26,673	183,473
Less: allowance for credit losses	(303)	—
Accounts receivable, unbilled and retainage, net	26,370	183,473
Inventories	567,587	443,513
Balance of systems parts	30	53,583
Project assets	—	3,524
Assets held for sale	155,685	—
Prepaid expenses and other current assets	251,709	276,455
Total current assets	3,014,535	3,599,834
Property, plant and equipment, net	2,402,285	2,181,149
PV solar power systems, net	243,396	476,977
Project assets	373,377	333,596
Deferred tax assets, net	104,099	130,771
Restricted marketable securities (amortized cost of $247,628 and allowance for credit losses of $13 at December 31, 2020)	265,280	223,785
Goodwill	14,462	14,462
Intangible assets, net	56,138	64,543
Inventories	201,229	160,646
Other assets	434,130	329,926
Total assets	$7,108,931	$7,515,689
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$183,349	$218,081
Income taxes payable	14,571	17,010
Accrued expenses	310,467	351,260
Current portion of long-term debt	41,540	17,510
Deferred revenue	188,813	323,217
Accrued litigation	—	363,000
Liabilities held for sale	25,621	—
Other current liabilities	83,037	28,130
Total current liabilities	847,398	1,318,208
Accrued solar module collection and recycling liability	130,688	137,761
Long-term debt	237,691	454,187
Other liabilities	372,226	508,766
Total liabilities	1,588,003	2,418,922
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 105,980,466 and 105,448,921 shares issued and outstanding at December 31, 2020 and 2019, respectively	106	105
Additional paid-in capital	2,866,786	2,849,376
Accumulated earnings	2,715,762	2,326,620
Accumulated other comprehensive loss	(61,726)	(79,334)
Total stockholders’ equity	5,520,928	5,096,767
Total liabilities and stockholders’ equity	$7,108,931	$7,515,689

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net sales	$609,232	$927,565	$1,399,377	$2,711,332	$3,063,117
Cost of sales	449,372	634,550	1,065,822	2,030,659	2,513,905
Gross profit	159,860	293,015	333,555	680,673	549,212
Operating expenses:
Selling, general and administrative	62,700	49,861	55,643	222,918	205,471
Research and development	22,670	22,972	25,427	93,738	96,611
Production start-up	16,716	13,019	7,351	40,528	45,915
Litigation loss	—	—	363,000	6,000	363,000
Total operating expenses	102,086	85,852	451,421	363,184	710,997
Operating income (loss)	57,774	207,163	(117,866)	317,489	(161,785)
Foreign currency (loss) income, net	(1,341)	(1,852)	(816)	(4,890)	2,291
Interest income	1,446	2,109	9,663	16,559	48,886
Interest expense, net	(3,018)	(10,975)	(3,048)	(24,036)	(27,066)
Other (expense) income, net	(3,279)	(3,236)	21,873	(11,932)	17,545
Income (loss) before taxes and equity in earnings	51,582	193,209	(90,194)	293,190	(120,129)
Income tax benefit (expense)	66,400	(38,107)	30,865	107,294	5,480
Equity in earnings, net of tax	(2,279)	(65)	(79)	(2,129)	(284)
Net income (loss)	$115,703	$155,037	$(59,408)	$398,355	$(114,933)

Net income (loss) per share:
Basic	$1.09	$1.46	$(0.56)	$3.76	$(1.09)
Diluted	$1.08	$1.45	$(0.56)	$3.73	$(1.09)
Weighted-average number of shares used in per share calculations:
Basic	105,976	105,967	105,425	105,867	105,310
Diluted	106,944	106,751	105,425	106,686	105,310

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